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                                                                      Exhibit 23

                              Accountants' Consent



The Board of Directors
Central Parking Corporation

We consent to incorporation by reference in the registration statements (Nos. 33-98118, 33-98120, 33-98122, 333-37909 and 333-74837) on Form S-8 and the
registration statement (No. 333-52497) on Form S-3 of our report dated December 8, 1999, except as to Note 8 which is as of December 28, 1999, relating to the consolidated balance sheets as of September 30, 1998 and 1999, and the related consolidated statements of earnings, shareholders' equity and comprehensive income, and cash flows for each of the years in the three year period ended September 30, 1999, which report is incorporated by reference into the September 30, 1999 Form 10-K of Central Parking Corporation.



KPMG LLP
Nashville, Tennessee
December 28, 1999